Exhibit 4

Oi S.A. - In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33 3 0029520-8

PUBLICLY-HELD COMPANY

FINAL SUMMARY VOTING CHART

Final voting chart of the Extraordinary General Shareholders’ Meeting held on March 19, 2019, at 10 a.m., at the headquarters of the Company, located at Rua do Lavradio, 71, Centro, in the City of Rio de Janeiro, RJ, including votes cast through remote voting ballots.

Item	Description of the Resolution	Resolution	In Favor	Contrary	Abstention
1.	Ratification of the appointment and engagement of the specialized company Valore Consultoria e Avaliações Ltda. (“Meden”), as the entity responsible for preparing the appraisal report of the book value of the shareholder’s equity of Copart 5 Pariticipações S.A – In Judicial Reorganization (“Copart 5”), a wholly owned subsidiary of the Company, to be used in the merger of Copart 5 with and into the Company (“Appraisal Report”).	Approved	3,124,180,348	1,213,284	1,510,430,829
	% of the valid votes	-	99.96%	0.04%	-
2.	Evaluation and approval of the Appraisal Report prepared by Meden.	Approved	3,124,178,544	1,212,620	1,510,433,297
	% of the valid votes	-	99.96%	0.04%	-
3.	Examination, discussion and deliberation of the Protocol and Justification for the Merger of Copart 5 with and into the Company, including all exhibits thereto, which establish all the terms and conditions of the merger of Copart 5 with and into the Company.	Approved	3,125,317,265	75,903	1,510,431,293
	% votos válidos	-	99.99%	0.01%	-
4.	Approval of the merger proposal of Copart 5 with and into the Company, without change in the capital stock or issuance of new shares of the Company.	Approved	3,124,198,369	1,207,660	1,510,418,432
	% of the valid votes	-	99.96%	0.04%	-
5.	Amendment of the heading of article 5 of the Bylaws to reflect the capital increases approved by the Board of Directors within the limit of the authorized capital, in accordance with the Judicial Recovery Plan and the Backstop Agreement.	Approved	3,125,143,765	268,190	1,510,412,506
	% of the valid votes	-	99.99%	0.01%	-
6.	To ratify the election for the Board of Directors, for the remainder of the term of office, of a member holding a position in the Board of Directors, appointed in accordance with the provision set forth in Article 150 of Law No. 6,404/76 and pursuant to Clauses 9.3 and 9.6 of the Judicial Reorganization Plan, at a meeting of the Board of Directors held on October 04, 2018, in accordance with the Notice to the Market disclosed on such date.	Approved	3,124,099,505	1,285,212	1,510,439,744
	% of the valid votes	-	99.96%	0.04%	-